Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP

The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
+1-415-773-5700
orrick.com

February 18, 2020

Varex Imaging Corporation
1678 S. Pioneer Road

Salt Lake City, Utah 84104

Re:	Post-Effective Amendment to Form S-8

Ladies and Gentlemen:

We have acted as counsel for Varex Imaging Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 to Registration Statement No. 333-215770 (the “Post-Effective Amendment”), under the Securities Act of 1933, as amended (the “Securities Act”).

On February 13, 2020, the Company’s stockholders approved the Varex Imaging Corporation 2020 Omnibus Stock Plan (the “2020 Plan”). The total number of shares of the Company’s common stock that may be granted under the 2020 Plan includes, in addition to 5,097,488 new shares (registered concurrently on a new registration statement on Form S-8), (i) 1,123,970 shares previously reserved under the Varex Imaging Corporation 2017 Omnibus Stock Plan (the “2017 Plan”) and (ii) the number of undelivered shares subject to outstanding awards under the 2017 Plan that again become available for future awards under the 2020 Plan, as determined pursuant to the terms of the 2020 Plan (the shares described in (i) and (ii), the “Prior Plan Shares”).

As your legal counsel, we have reviewed the actions proposed to be taken by you to cover the issuance of the Prior Plan Shares pursuant to the 2020 Plan.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, (iii) the Post-Effective Amendment, (iv) the 2020 Plan, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

February 18, 2020

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Prior Plan Shares to be issued pursuant to the terms of the 2020 Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the 2020 Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP